MEMBERSHIP INTEREST SALE AGREEMENT
                       ----------------------------------

         THIS MEMBERSHIP INTEREST SALE AGREEMENT ("Agreement") is effective December 15, 2005 (the "Effective Date"), by and among DESTINATION CAPITAL, LLC ("Destination") and THURMAN HOLDINGS I, LIMITED PARTNERSHIP ("THI").

                                    RECITALS:
                                    ---------

         A. THI is a member of Destination and owns 425.53191 Preferred Units in Destination (the "Membership Interest").

         B. Destination desires to purchase the Membership Interest and THI desires to sell its Membership Interest to Destination on the terms and conditions set forth below.

         Now, therefore, in consideration of the foregoing, the parties agree as follows:

                                   AGREEMENT:
                                   ----------

         1.       Sale  of   Membership   Interest.   THI  agrees  to  sell  and
Destination agrees to purchase the Membership Interest for the sum of $427,490 (the "Purchase Price").

                  1.1      THI  will  cease  to  be  a  member  of   Destination
effective at the close of business on December 15, 2005.

                  1.2 The Purchase Price will be paid by Destination by delivering, at Destination's option, cash or common shares of Microfield Group, Inc. ("Microfield"). If Destination elects to deliver Microfield stock, this payment shall be accomplished by delivery by Destination (or an affiliate of Destination) of a certificate or certificates representing 217,000 shares of Microfield common stock, together with duly executed stock powers, to Mellon Investor Services, LLC, the transfer agent for Microfield common stock, or its successor, by February 10, 2006 with instructions to immediately transfer and deliver to THI a stock certificate evidencing the 217,000 shares to be transferred to THI. The number of Microfield shares shall be appropriately adjusted for stock dividends and/or splits after December 15, 2005 (if any). If Destination elects to deliver cash, the amount to be paid on or before February 10, 2006 shall be the greater of (a) the Purchase Price or (b) the closing bid price of Microfield common stock on February 6, 2006 (or the last trading day prior to such date) multiplied by the number of shares of Microfield stock that Destination would otherwise be required to deliver to THI as set forth above.

         2.       THI's Representations.

                  2.1 Disclosure. THI is familiar with the business and properties of Destination and, in making its decision to sell the Membership Interest, has not relied on representations or warranties of Destination or any other person, or their agents, officers or employees. THI has had an opportunity to review all documents, records and books pertaining to its membership interest in Destination, obtain any additional information necessary to verify the accuracy of all information obtained, and ask questions of and receive answers from Destination or any persons authorized to act on its behalf concerning the terms and conditions of this transaction.


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                  2.2      Title.   THI  has,  and  upon  purchase   thereof  by
Destination pursuant to the terms of this Agreement Destination will have, good and marketable title to the Membership Interest, free and clear of all security interests, liens, pledges, encumbrances or other restrictions or claims, subject only to restrictions as to marketability imposed by securities laws and other liens, claims, debts or matters within the actual knowledge of Destination and its subsidiaries, affiliates and key personnel.

                  2.3 No Outstanding Obligations. THI represents that it has not incurred any obligations on behalf of Destination that are not now reflected on the books and records of Destination.

         3. Representations of Destination. Destination represents to THI that upon transfer to THI of any Microfield shares under the terms of this Agreement, THI will have good and marketable title to such Microfield shares, free and clear of all security interests, liens, pledges, encumbrances or other restrictions or claims, subject only to restrictions as to marketability imposed by securities laws.

         4.       Miscellaneous.

                  4.1 Further Documents. Each of the parties hereby agrees to execute and deliver any and all instruments or documents and to take any further action which may be or become necessary or appropriate to give effect to the terms of this Agreement.

                  4.2 Waiver. The waiver by any party of any breach or default of the other party under this Agreement or the failure of a party to exercise any right, power or remedy shall not operate or be construed as a waiver of any subsequent breach or default by the other party.

                  4.3      Integration.   This  Agreement  contains  the  entire
agreement of the parties with respect to the subject matter of this Agreement and may be modified only by an agreement in writing signed by all parties.

                  4.4 Binding Effect. This Agreement is legally effective and binding, both upon the parties and upon their respective estates, heirs, legal representatives, successors and permitted assigns.

                  4.5 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Oregon.

                  4.6 Severability of Agreement. The parties intend that this be a binding and enforceable agreement. If a provision or provisions of this Agreement are invalid or unenforceable, the remainder of this Agreement shall be valid and enforceable without such provision or provisions.

                  4.7 Attorney Fees. If this Agreement is placed in the hands of an attorney due to a default in payment or performance of any of its terms, the defaulting party shall pay, immediately upon demand, the other party's reasonable attorney fees and collection costs, even though no suit or action is filed thereon, and any other fees or expenses incurred by the non-defaulting party. If litigation is instituted arising directly or indirectly out of this Agreement, the losing party shall pay to the prevailing party the prevailing party's reasonable attorney fees and court costs as determined by the court, at trial or any appeal therefrom.


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                  4.8      Counterparts.  This  Agreement may be executed in any
number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall be considered original signatures for purposes of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

THURMAN HOLDINGS I,                          DESTINATION CAPITAL, LLC
LIMITED PARTNERSHIP                          By: Aequitas Capital Management,
By: Thurman Advisors, LLC, General Partner   Inc., its Manager


By:                                          By: /s/ ROBERT J. JESENIK
   ---------------------------------------      --------------------------------
         Managing Director                      Robert J. Jesenik, CEO






































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